Prospectus Supplement No. 7 (to Prospectus dated December 1, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-221792

102,255,099 Shares

This prospectus supplement updates and supplements the prospectus dated December 1, 2017 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-221792). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 28, 2018 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to the offer and sale of 102,255,099 ordinary shares, par value $0.0001 per share (“Ordinary Shares”) by existing holders of the Ordinary Shares named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “CISN”. On June 27, 2018, the closing price of our Ordinary Shares was $14.45.

Investing in our Ordinary Shares involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus, page 15 of our Annual Report on Form 10-K and under similar headings in any further amendments or supplements to the Prospectus. Please review these risks before you decide whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2018

CISION LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	000-38140 (Commission File Number)	N/A (IRS Employer Identification No.)

130 East Randolph Street, 7th Floor Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Registrant’s telephone number, including area code: 866-639-5087

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 26, 2018, Cision Ltd. (the “Company”) held its 2018 Annual General Meeting of Shareholders. Holders representing 126,526,732 ordinary shares of a total of 130,470,400 ordinary shares outstanding as of the record date were present at the meeting in person or by proxy. Votes were cast as follows:

Proposal 1: Election of directors

Each of the following directors received the affirmative vote of a majority of the votes cast at the Annual General Meeting at which a quorum was present, and were elected for a three-year term expiring at the Company's 2021 Annual Meeting or until their respective successors are duly elected and qualified.

Nominee	For	Against	Abstain	Broker Non-Vote
Stephen P. Master	103,683,109	18,786,351	190,118	3,867,154
L. Dyson Dryden	119,606,680	2,862,780	190,118	3,867,154

Proposal 2: Ratification of appointment of PricewaterhouseCoopers LLP as Cision Ltd.’s independent registered public accounting firm for the year ending December 31, 2018

The Company's shareholders ratified the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for the year ending December 31, 2018.

For	Against	Abstain
125,661,014	0	865,718

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2018

CISION LTD.

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Title: Chief Financial Officer